Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of NIC Inc., on Form S-8 (File Number 333-83171) of our report dated May 31, 2016, on our audit of the financial statements of the NIC Inc. 1999 National Information Consortium Employee Stock Purchase Plan as of March 31, 2016 and 2015, and for the years ended March 31, 2016, 2015 and 2014, which report appears in the March 31, 2016 annual report on Form 11-K of the NIC Inc. 1999 National Information Consortium Employee Stock Purchase Plan.

/s/ BKD LLP

Kansas City, Missouri
 May 31, 2016